Exhibit 21.1

KNIGHT TRANSPORTATION, INC.
SUBSIDIARIES

1.	Knight Transportation Services, Inc., an Arizona corporation

2.	Knight Management Services, Inc., an Arizona corporation

3.	Knight Transportation South Central, L.P., a Nevada limited partnership

4.	KTTE Holdings, Inc., a Nevada corporation

5.	QKTE Holdings, Inc., a Nevada corporation

6.	Quad-K Leasing, Inc., an Arizona corporation

7.	Knight Refrigerated, LLC, an Arizona limited liability company

8.	Knight Transportation Services Insurance, Inc., a Hawaii corporation

9.	Knight Brokerage, LLC, an Arizona limited liability company

10.	Edwards Bros., Inc., an Idaho corporation

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